As filed with the Securities and Exchange Commission on May 31, 2016
Registration No. 333- 108677

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Surrey Bancorp
(exact name of registrant as specified in its charter)

North Carolina	59-3772016

(state or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

145 North Renfro Street Mount Airy, North Carolina	27030-8038
(address of principal executive offices)	(zip code)

Surrey Bancorp 1997 Incentive Stock Option Plan
 (full title of the plans)

Edward C. Ashby, III
Surrey Bancorp
145 North Renfro Street
Mount Airy, North Carolina  27030-8038
(336) 783-3900
(name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statement (the “Registration Statement”) previously filed by Surrey Bancorp, a North Carolina corporation (the “Registrant”):

Registration Statement on Form S-8, File No. 333-108677, filed with the SEC on September 11, 2003, pertaining to the registration of 114,350 shares of the common stock, no par value (“common stock”) of the Registrant for issuance under the Registrant’s stock-based incentive plan – Surrey Bancorp 1997 Incentive Stock Option Plan.

The Registrant intends to terminate and suspend all reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold (22,187 shares) under such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Airy, State of North Carolina, on this 31st day of May, 2016.

SURREY BANCORP

By:
/s/ Edward C. Ashby, III
Edward C. Ashby, III, President

Note: no other person is required to sign this post-effective amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.